Exhibit 10.2

Execution Version

SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of February 25, 2016, is made by and between SUMMIT MIDSTREAM HOLDINGS, LLC, a limited liability company organized under the laws of Delaware (the “Borrower”), each of the other Loan Parties party hereto, each Issuing Bank, WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), collateral agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) and as swingline lender (in such capacity, together with its successors in such capacity, the “Swingline Lender”) under the hereinafter-defined Credit Agreement, and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent (as successor in interest to The Royal Bank of Scotland plc) and the lenders from time to time party thereto (the “Lenders”) have entered into a Second Amended and Restated Credit Agreement dated as of November 1, 2013, as amended by that First Amendment dated as of October 15, 2015 (as otherwise previously amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has notified the Administrative Agent that it intends to acquire 100% of the equity interests in certain operating companies and certain other equity interests from Summit Midstream Partners Holdings, LLC (“Topco”) and, in connection with such acquisition, it intends to (i) increase the total Revolving Facility Commitments by adding certain new Second Amendment New Lenders (as defined below) and increasing the Revolving Facility Commitments of the Second Amendment Increasing Lenders (as defined below) and (ii) make certain amendments to the Credit Agreement, as further set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Borrower, the Loan Parties party hereto, the Collateral Agent, each Issuing Bank, each Swingline Lender, the Administrative Agent and the undersigned Required Lenders do hereby agree as follows:

1.             Amendments to Credit Agreement.

(a)           Section 1.02 of the Credit Agreement is hereby amended as follows:

(i)            Each of the following definitions are amended and restated in their entirety as follows:

“Acquisition Period” shall mean a period elected by the Borrower, with each such election to be exercised by the Borrower delivering written notice thereof to the Administrative Agent (who shall thereafter promptly notify the Lenders), commencing with the funding of the purchase price for any Permitted Business Acquisition hereunder and ending on the earlier of (a) the date that is 270 days after the date of such funding (provided, however, that with respect to the 2016 Acquisition, such date shall be December 31, 2016), and (b) the Borrower’s election to terminate such Acquisition Period, such election to be exercised by the Borrower delivering notice thereof to the Administrative Agent (who shall thereafter promptly notify the Lenders); provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) after giving effect to the termination of such Acquisition Period in effect, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants and no Event of Default shall have occurred and be continuing.

“Co-Documentation Agents” shall mean, collectively, Bank of America, N.A., Compass Bank and Regions Bank, each in its capacity as documentation agent.  Notwithstanding anything to the contrary herein, this definition supersedes the definition contained in the introductory paragraph of this Agreement.

“Co-Syndication Agents” shall mean, collectively, BMO Harris Financing, Inc., Deutsche Bank Trust Company Americas, ING Capital LLC, Royal Bank of Canada and Toronto Dominion (Texas) LLC, each  in its capacity as syndication agent.  Notwithstanding anything to the contrary herein, this definition supersedes the definition contained in the introductory paragraph of this Agreement.

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit and performance bonds to the extent undrawn), Indebtedness consisting of Letters of Credit issued at the request of a Loan Party on the behalf of an entity that is neither a Loan Party nor a Restricted Subsidiary and Indebtedness in respect of the deferred purchase price of property or services of the Borrower and the Restricted Subsidiaries (other than the Deferred True-up Obligation) determined on a consolidated basis on such date.

“Consolidated Net Debt” at any date shall mean Consolidated Debt of the Borrower and the Restricted Subsidiaries on such date minus cash and Permitted Investments of the Borrower and the Restricted Subsidiaries on such date, in an aggregate amount not to exceed U.S.$50.0 million, to the extent the same (a) is not being held as cash collateral (other than as Collateral), (b) does not constitute escrowed funds for any purpose, (c) does not represent a minimum balance requirement and (d) is not subject to other restrictions on withdrawal.

“Joint Lead Arrangers” shall mean, collectively, (a) each joint lead arranger contained in the introductory paragraph of this Agreement other than (i) RBSSI and (ii) Regions Bank is replaced by Regions Securities LLC and (b) TD Securities (USA) LLC, in its capacity as joint lead arranger.  Notwithstanding anything to the contrary herein, this definition supersedes the definition contained in the introductory paragraph of this Agreement.

“Liquidity” shall mean the aggregate Available Unused Commitments that would be permitted to be drawn in compliance with the Financial Performance Covenants, calculated on a Pro Forma Basis for such maximum permitted Borrowing, together with cash and Permitted Investments of the Borrower.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Collateral Documents, the Deferred True-up Obligation Subordination Agreement and any promissory note issued under Section 2.09(e), as amended, supplemented or otherwise modified from time to time.

“Material Subsidiary” shall mean (a) each Restricted Subsidiary of the Borrower that (i) is a Wholly Owned Subsidiary of the Borrower now existing or hereafter acquired or formed by the Borrower which on a consolidated basis for such Restricted Subsidiary and its Subsidiaries for the applicable Test Period, accounted for more than 5% of EBITDA, or (ii) becomes a Subsidiary Loan Party as required pursuant to Section 5.10(f) and (b) the Consolidator Partnership.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Eurodollar Loans and ABR Loans pursuant to Section 2.01 representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.20, (c) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04 and (d) otherwise modified as permitted by this Agreement.  The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable.  The aggregate amount of the Revolving Facility Commitments on the Second Amendment Effective Date is U.S.$1.250 billion.  To the extent applicable, Revolving Facility Commitments shall include the Incremental Commitments of any Incremental Lender.”

(ii)           By adding the following defined terms in appropriate alphabetical order:

“2016 Acquired Entities” shall mean, collectively, (1) 100% of the Equity Interests of each of Meadowlark Midstream Company, LLC, a Delaware limited liability company, Tioga Midstream, LLC, a Delaware limited liability company, Summit Utica and Consolidator GP; provided that each such entity other than Consolidator GP may be acquired indirectly pursuant to the 2016 Acquisition and (2) Consolidator Partnership, which shall be acquired in the 2016 Acquisition by the indirect acquisition of 100% of the Equity Interests constituting general partnership interests and the direct acquisition of 99% of the Equity Interests constituting limited partnership interests.

“2016 Acquired Interests” shall mean all of the Equity Interests of the Ohio Joint Ventures held by Sponsor or its Subsidiaries.

“2016 Acquisition” shall mean the acquisition by the Borrower of the 2016 Acquired Entities and the 2016 Acquired Interests on the Second Amendment Effective Date in accordance with the 2016 Contribution Agreement.

“2016 Contribution Agreement” shall mean that certain Contribution Agreement dated as of February [ • ], 2016 by and between Topco and the MLP Entity.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Consolidator GP” means Summit Midstream OpCo GP, LLC, a Delaware limited liability company.

“Consolidator Partnership” means Summit Midstream OpCo, LP, a Delaware limited partnership.

“Deferred True-up Obligation” shall mean the MLP Entity’s obligation, as set forth in the 2016 Contribution Agreement, to pay the Remaining Consideration (as defined in the 2016 Contribution Agreement) to Topco no earlier than March 1, 2020, and which Remaining Consideration may be paid (in the sole discretion of the Borrower and the MLP Entity) in either cash, MLP Entity limited partnership units or a combination thereof.

“Deferred True-up Obligation Subordination Agreement” shall mean that certain Subordination Agreement by and among the Borrower, the MLP Entity, the Collateral Agent and Topco dated as of the Second Amendment Effective Date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Second Amendment” shall mean that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of February 25, 2016, by and among the Borrower, the Subsidiary Loan Parties, the MLP Entity, the Administrative Agent and the Lenders party thereto.

“Second Amendment Additional Mortgages”  shall mean one or more Mortgages, in form for recording in the recording office of each jurisdiction with respect to certain of the Gathering System

Real Property acquired in the 2016 Acquisition such that not less than a substantial majority (as mutually agreed by the Borrower and the Collateral Agent each acting reasonably and in good faith) of the value (including the fair market value of improvements owned by the Borrower or any Subsidiary Loan Party and located thereon or thereunder) of the Gathering System Real Property as of the Second Amendment Effective Date (after giving effect to the 2016 Acquisition) shall be subject to the Lien of a Mortgage.

“Second Amendment Date Mortgage Amendment” shall mean the amendments, supplements or other modifications to the applicable Mortgages in existence prior to the Second Amendment Effective Date that may be necessary or advisable in light of the Second Amendment and the increase in the Revolving Facility Commitments pursuant thereto.

“Second Amendment Date Mortgages” shall mean each Mortgage with respect to the Gathering System Real Property owned by the 2016 Acquired Entities on the Second Amendment Effective Date  that was subject to a mortgage securing obligations under Topco’s credit facility.  Such Mortgages are required to be delivered on the Second Amendment Effective Date.

“Second Amendment Effective Date” shall mean first date on which all of the conditions specified in Section 2 of the Second Amendment have been satisfied.

“Summit Utica” shall mean Summit Midstream Utica, LLC, a Delaware limited liability company.

“Topco” shall mean Summit Midstream Partners Holdings, LLC, a Delaware limited liability company.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(iii)          The definition of “Applicable Margin” is amended by amending and restating the penultimate paragraph thereof in its entirety as follows:

“For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial information of the Borrower and the Restricted Subsidiaries delivered pursuant to Section 5.04(a) or Section 5.04(b) (and for the period commencing on the Second Amendment Effective Date and continuing until the compliance certificate for the quarter ended March 31, 2016, is delivered pursuant to Section 5.04(c)(i)(B), the Applicable Margin in effect for Eurodollar Loans shall be 2.75%, for ABR Loans shall be 1.75% and for the Commitment Fee shall be 0.50%), and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Required Lenders, at any time during which the Borrower fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or Section 5.04(b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.”

(iv)          The definition of “Defaulting Lender” is hereby amended by amending and restating clause (e) thereof in its entirety as follows:

“(e) has, or has a direct or indirect parent company that, other than via an Undisclosed Administration, has, (i) become the subject of a proceeding under any bankruptcy or insolvency laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-in Action;”

(v)           The definition of “EBITDA” is amended as follows:

(A)          Clause (b) of the definition of “EBITDA” is amended and restated in its entirety as follows:

“(b) to the extent such amounts increased such Consolidated Net Income for the respective period for which EBITDA is being determined, noncash items increasing Consolidated Net Income for such period (but excluding any such items which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required), including, without limitation, any income or gains resulting from prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of Permitted Junior Debt at a discount from face value; provided that EBITDA for any period may include, at the Borrower’s option, Material Project EBITDA Adjustments for such period.”

(B)          The definition of “EBITDA” is amended by adding the following paragraph to the end thereof:

“For each calculation period ending on or prior to September 30, 2016, for purposes of determining EBITDA with respect to the Ohio Joint Ventures and Summit Utica, without duplication, for (a) the period ending on March 31, 2016, EBITDA for such entities shall be deemed to be equal to EBITDA for such entities for the fiscal quarter then ending, multiplied by 4, (b) the period ending on June 30, 2016, EBITDA for such entities shall be deemed to be equal to EBITDA for such entities for the two consecutive full fiscal quarters then ending, multiplied by 2, and (c) the period ending on September 30, 2016, EBITDA for such entities shall be deemed to be equal to EBITDA for such entities for the three consecutive full fiscal quarters then ending, multiplied by 4/3.”

(b)           Section 2.22(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) all or any part of such Swingline Exposure or Revolving L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages but only to the extent (A) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Facility Commitment and (B) the conditions set forth in Section 4.01 are satisfied at such time.  Subject to Section 9.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation;”

(c)           Section 5.04(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)                 (i) within 120 days after the end of each fiscal year, the MLP Entity’s Form 10-K in respect of such fiscal year, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 120 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable;”

(d)           Section 5.04(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)(i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, the MLP Entity’s Form 10-Q in respect of such fiscal quarter, as filed with the SEC; or (ii) if the MLP Entity is no longer a public company or, if at any time, the MLP Entity has any direct operating Subsidiary other than the Borrower, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet and related statements of operations and cash flows showing the financial position of (A) the Borrower and its Restricted Subsidiaries on a consolidated basis and (B) the Ohio Joint Ventures, in each case, as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer, on behalf of the Borrower, to the best of the Borrower’s knowledge, as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP or the financial position and results of operations of the Ohio Joint Ventures, as applicable (in each case, subject to normal year-end audit adjustments and the absence of footnotes);”

(e)           Section 5.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.12        Post-Closing Conditions.  Within 60 days following the Second Amendment Effective Date (or such longer period of time as the Collateral Agent may consent to in its sole discretion), the Collateral Agent shall receive the following:

(a)                   each Second Amendment Additional Mortgage, duly executed and acknowledged by the Borrower or the applicable Subsidiary Loan Party, and in the proper form for recording in the applicable recording office, together with such certificates, affidavits or questionnaires as shall be required under applicable law in connection with the recording or filing thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(b)                   a Second Amendment Date Mortgage Amendment with respect to each existing Mortgage, duly executed and acknowledged by the Borrower or the applicable Subsidiary Loan Party, and in the proper form for recording in the applicable recording office, together with such certificates, affidavits or questionnaires as shall be required under applicable law in connection with the recording or filing thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent;

(c)                   with respect to each Second Amendment Additional Mortgage and each Second Amendment Date Mortgage Amendment (unless otherwise consented to by the Collateral Agent in its sole discretion), opinions of local counsel or such other special counsel to the Borrower and the Subsidiary Loan Parties, which opinions (i) shall be addressed to the Collateral Agent and each of the Lenders, (ii) shall cover the due authorization, execution, delivery and enforceability of each such Mortgage and (iii) shall be in form and substance reasonably satisfactory to the Collateral Agent;

(d)                   evidence of flood insurance with respect to each Material Gathering Station Real Property required by Section 5.02, if any, in form and substance reasonably satisfactory to Administrative Agent, shall be delivered with respect to each Second Amendment Additional Mortgage (or counterpart thereof, supplement or other modification thereto) delivered pursuant to clause (a) above and, if required by the provisions of Flood Insurance Laws, policies or certificates of insurance of the type required by Section 5.02(c) (to the extent customary and obtainable after the use of commercially reasonable efforts); and

(e)                   such other certificates, documents and information related to the Second Amendment Additional Mortgages as are reasonably requested by the Lenders.”

(f)            Section 6.02(gg) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(gg)               any purchase option, call or similar right of a third party with respect to Equity Interests or securities representing an interest in (i) a joint venture or (ii) an Unrestricted Subsidiary.”

(g)           Section 6.06(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(e)         the Borrower may declare and pay dividends or make other distributions to the MLP Entity in order to make any payment, prepayment or settlement with respect to the Deferred True-up Obligation to the extent permitted by Section 6.09(d);”

(h)           Section 6.09 of the Credit Agreement is hereby amended as follows:

(i)                    Section 6.09(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)                 (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on Permitted Junior Debt or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Junior Debt, except for (to the extent permitted by the subordination provisions thereof) (A) payments of regularly scheduled interest, (B) payments made solely with the proceeds from the issuance of common Equity Interests or from equity contributions, (C) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, prepayments of any Permitted Junior Debt; provided, that, no such prepayments shall be made with the proceeds of Loans, (D) (1) prepayments made with the proceeds of any Permitted Refinancing Indebtedness in respect thereof or (2) prepayments with the proceeds of any non-cash interest bearing Equity Interests issued for such purchase that are not redeemable prior to the date that is six months following the Stated Maturity Date and that have terms and covenants no more restrictive than the Permitted Junior Debt being so refinanced and (E) prepayments, redemptions, purchases or other satisfaction prior to the scheduled maturity thereof of any Permitted Junior Debt in an aggregate amount not to exceed U.S.$100.0 million; provided that (1) both before and after giving effect to each such prepayment, no Default or Event of Default exists, (2) after giving effect to each such prepayment, the Borrower shall have Liquidity in an amount not less than U.S.$225.0 million, (3) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (4) each such prepayment shall be at an all-in cost (including all costs associated with such prepayment) equal to or less than the face value of such Permitted Junior Debt prepaid at such time; or (ii) amend or modify, or permit the amendment or modification of, any provision of any Permitted Junior Debt or any agreement relating thereto other than amendments or modifications that are not materially adverse to the Lenders and that do not affect the subordination provisions thereof in a manner adverse to the Lenders.”

(ii)                   A new clause (d) is hereby added to the end of Section 6.09 of the Credit Agreement, immediately following the existing clause (c) thereof:

“(d) (i) Amend or modify, or permit the amendment or modification of the 2016 Contribution Agreement other than any such amendments or modifications (1) to cure an ambiguity, omission, mistake, typographical error or other immaterial defect and (2) which are not adverse in any material respect to the interests of the Lenders; provided that, in the case of subclause (2), such amendment or modification shall have been approved by the Administrative Agent in its sole discretion or (ii) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of the Deferred True-up Obligation at any date prior to the later of (x) 91 days after the Stated Maturity Date and (y) until the Obligations shall have been paid in full and all Letters of Credit have been canceled or have expired (unless such Letters of Credit are fully cash collateralized or otherwise addressed pursuant to another arrangement satisfactory to each applicable Issuing Bank in its sole discretion) and all amounts drawn thereunder have been reimbursed in full; provided, notwithstanding this clause (d), that the Borrower may make payments, prepayments or any settlement, in each case, for the full amount of and complete settlement and termination of the Deferred True-up Obligation if both immediately before and after giving effect thereto:  (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower and its Restricted Subsidiaries shall be in compliance, on a

Pro Forma Basis after giving effect to such payment, prepayment or settlement with the Financial Performance Covenants, each recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries.”

(i)            Section 9.04(b)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii)                Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section below, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, 2.16, 2.17 and 9.05; provided, that except to the extent otherwise expressly agreed by the affected parties, and subject to Section 9.25, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall not be effective as an assignment hereunder.”

(j)            A new Section 9.25 is hereby added immediately following Section 9.24 of the Credit Agreement:

“Section 9.25        Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)   the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)   the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)       the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.”

(k)           Schedule 2.01 to the Credit Agreement is hereby amended and replaced with Schedule 2.01 attached hereto.

(l)            Schedule 9.01 to the Credit Agreement is hereby amended and replaced with Schedule 9.01 attached hereto.

2.             Conditions Precedent.  This Amendment shall become effective as of the Second Amendment Effective Date provided that each of the following conditions is satisfied (or waived by (a) Required Lenders and (b) each other Person required to consent to such waiver pursuant to and in accordance with Section 9.08 of the Credit Agreement); provided, however, that if the Second Amendment Effective Date has not occurred prior to April 30, 2016, this amendment shall be void and of no further force and effect as of such date:

(a)           The Administrative Agent (or its counsel) shall have received from each party to each of the following Loan Documents or instruments either (x) an original counterpart of such Loan Document or instrument signed on behalf of such party or (y) evidence satisfactory to the Administrative Agent (which may include a facsimile copy or PDF copy of each signed signature page) that such party has signed a counterpart of each of the following:

(i)                    this Amendment,

(ii)                   each of the following Collateral Documents and instruments:

(A)  a supplement to the Collateral Agreement executed by each of the 2016 Acquired Entities substantially in the form of Exhibit I attached to the Collateral Agreement;

(B)  the following documents and instruments from the Borrower and the Subsidiary Loan Parties, as applicable, with respect to any Material Gathering Station Real Property to be encumbered by a Second Amendment Date Mortgage:

(1)           one or more Mortgages duly authorized, executed and notarized (with sufficient counterparts thereof to file an original in each applicable jurisdiction), in form for recording in the recording office of each jurisdiction where such Material Gathering Station Real Property is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the reasonable judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments shall be effective to create and/or maintain a first priority Lien on such Material Gathering Station Real Property, subject to no Liens other than Permitted Real Property Liens applicable to such Material Gathering Station Real Property; and

(2)           all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid and perfected first priority mortgage Lien on such Material Gathering Station Real Property, subject only to Permitted Real Property Liens.  Without limiting the generality of the foregoing, the Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders, and each Issuing Bank, opinions of local counsel for the Borrower and the Subsidiary Loan Parties, as applicable, in states in which such Material Gathering Station Real Property is located, with respect to the enforceability and validity of the Second Amendment Date Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iii)                  the Deferred True-up Obligation Subordination Agreement; and

(iv)                  each promissory note requested pursuant to Section 2.09(e) of the Credit Agreement, if any.

(b)           The Administrative Agent (or its counsel) shall have received each of the following documents and instruments from the Borrower and the Subsidiary Loan Parties, as applicable, with respect to any Material Gathering Station Real Property to be encumbered by a Second Amendment Date Mortgage: (i) evidence of flood insurance with respect to each Material Gathering Station Real Property required by Section 5.02 of the Credit Agreement, if any, in form and substance reasonably satisfactory to Administrative Agent, shall be delivered as required in Section 5.02 of the Credit Agreement and also on any day on which a Mortgage (or counterpart thereof, supplement or other modification thereto) is delivered pursuant to clause (a)(ii)(B)(1) above; and (ii) title diligence information of the type described in Section 5.10(c) of the Credit Agreement that is reasonably requested by the Administrative Agent.

(c)           The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each Issuing Bank on or prior to the Second Amendment Effective Date, favorable written opinions of Latham & Watkins LLP, counsel for the Loan Parties, addressed to each Issuing Bank, the Administrative Agent, the Collateral Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Documents (after giving effect to this Second Amendment) as the Administrative Agent shall reasonably request, and each Loan Party hereby instructs such counsel to deliver such opinions.

(d)           The Administrative Agent shall have received each of the following for each of the 2016 Acquired Entities:

(i)                    a copy (which shall be delivered as attachments to the certificates required in the following clause (ii)) of the certificate or articles of incorporation, partnership agreement or limited liability agreement, including all amendments thereto, or other relevant constitutional documents under applicable law of each such Person, (A) in the case of any such Person that is an entity registered with the state of its formation (which shall include, without limitation, each such Person that is a corporation), certified as of a recent date by the Secretary of State (or other similar official) and a certificate as to the good standing (which, in the case of each such Person that is a Texas entity, shall include both a certificate of account status (or comparable document) and a certificate of existence) of each such Person as of a recent date from such Secretary of State (or other similar official) or (B) in the case of each such Person that is not a registered business organization, certified by the Secretary or Assistant Secretary, or the general partner, managing member or sole member, as applicable, of such Person; and

(ii)                   a certificate of the Secretary, Assistant Secretary or any Responsible Officer of each Loan Party, in each case dated the Second Amendment Effective Date and certifying:

(A)      that attached thereto is a true, correct and complete copy of the by-laws (or partnership agreement, memorandum and articles of association, limited liability company agreement or other equivalent governing documents) of such Person, together with any and all amendments thereto, as in effect on the Second Amendment Effective Date and at the time the resolutions described in clause (B) below were adopted,

(B)      that attached thereto is a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Person (or its managing general partner or managing member); that such resolutions authorize (i) the execution, delivery and performance of the Loan Documents to which such Person is a party and (ii) in the case of the Borrower, the Borrowings hereunder; that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Second Amendment Effective Date,

(C)      that attached thereto is a true, correct and complete copy of the certificate or articles of incorporation, partnership agreement or limited liability agreement of such Person, certified as required in clause (i) above, and that such governing document or documents have not been amended since the date of the last amendment attached thereto,

(D)      as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Person, and

(E)       as to the absence of any pending proceeding for the dissolution or liquidation of such Person or, to the knowledge of such Person, threatening the existence of such Person.

(e)           The Administrative Agent shall have received from Borrower a certificate in form and substance satisfactory to the Administrative Agent, which certificate has been executed by the secretary of Borrower (or other such officer as may be acceptable to the Administrative Agent) and certifies that:

(i)            no Default or Event of Default exists;

(ii)           the representations and warranties contained in Article III of the Credit Agreement and the other Loan Documents shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the Second Amendment Effective Date except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date, except that the representations and warranties contained in Section 3.05 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5.04(a) and (b) of the Credit Agreement, respectively;

(iii)          the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the Financial Performance Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries;

(iv)          After giving effect to the 2016 Acquisition, and the other transactions contemplated hereby, the Borrower and its Restricted Subsidiaries shall have no outstanding Indebtedness other than (i) the Loans and other extensions of credit under the Credit Agreement and (ii) other Permitted Indebtedness; and

(v)           the Borrower’s and each applicable Restricted Subsidiary’s equity interests in the 2016 Acquired Entities and the 2016 Acquired Interests are pledged to secure the Obligations.

(f)            The 2016 Acquisition shall have occurred or shall occur substantially contemporaneously with the Second Amendment Effective Date in accordance with the terms of the 2016 Contribution Agreement.

(g)           The Collateral and Guarantee Requirement with respect to items to be completed as of the Second Amendment Effective Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate from (i) each Person required to deliver one or more Collateral Documents on the Second Amendment Effective Date pursuant to the Collateral and Guarantee Requirement and (ii) each Person required to deliver one or more Collateral Documents as a condition to the Second Amendment, dated the Second Amendment Effective Date and signed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby, including the results of a search of the UCC (or equivalent under other similar law) filings made with respect to such Persons in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 of the Credit Agreement or have been released.

(h)           The Administrative Agent shall have completed and be satisfied with due diligence (including regarding business, financial, legal and environmental matters) relative to 2016 Acquired Entities, the 2016 Acquired Interests and the 2016 Acquisition, including the terms and conditions of the Deferred True-up Obligation and the 2016 Contribution Agreement.

(i)            Topco’s Amended and Restated Credit Agreement dated as of February 28, 2014, shall be fully repaid and all commitments thereunder terminated prior to or substantially contemporaneously with the Second Amendment Effective Date and the Administrative Agent shall have received satisfactory evidence that provision has been made for the release of all Liens securing obligations thereunder and all Lien releases, UCC-3’s, or other documents or instruments necessary or desirable to effect such Lien releases shall have been executed and delivered to the Administrative Agent in form and substance satisfactory to the Administrative Agent.

(j)            The Administrative Agent shall have received all fees payable thereto or to any Lender or to Wells Fargo Securities, LLC, as arranger, on or prior to the Second Amendment Effective Date and, to the extent invoiced, all other amounts due and payable pursuant to the Credit Agreement and Loan Documents on or prior to the Second Amendment Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees and expenses of Sidley Austin LLP, counsel to the Administrative Agent) that are required to be reimbursed or paid by the Borrower under the Credit Agreement, hereunder or under any Loan Document.

(k)           The Administrative Agent shall have received insurance certificates, endorsements or other appropriate evidence supplied by one or more insurance brokers or insurance companies demonstrating compliance with all insurance requirements set forth in Section 5.02 of the Credit Agreement (including, without limitation, Section 5.02(c) of the Credit Agreement).

(l)            The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the U.S.A. PATRIOT Act, that has been requested by the Administrative Agent.

(m)          The Administrative Agent shall have received (i) a consolidated balance sheet, prepared on a Pro Forma Basis, of the MLP Entity as of the Second Amendment Effective Date acceptable to the Administrative Agent and an income statement showing the financial position of the MLP Entity for the twelve-month period ended on December 31, 2015 (provided that delivery of the MLP Entity’s updated financial model pursuant to the following clause (ii) shall be deemed to satisfy delivery of such income statement), and (ii) an updated financial model provided by the MLP Entity, which shall not be materially inconsistent with the prior financial model delivered by the MLP Entity to the Administrative Agent in connection with the Second Amendment and the 2016 Acquisition (except to the extent of any adjustments as may have been agreed between the Borrower and the Administrative Agent).

(n)           The Administrative Agent shall be satisfied that, after giving effect to the initial Borrowings to be made on the Second Amendment Effective Date, the matters certified to in each certificate are true.

(o)           The Borrower shall have, after giving effect to the Second Amendment and any Borrowings on the Second Amendment Effective Date, aggregate Available Unused Commitments in an amount not less than U.S.$300.0 million.

(p)           The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

The Administrative Agent shall notify the Borrower and the Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Second Amendment Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived by (a) Required Lenders and (b) each other Person required to consent to such waiver pursuant to and in accordance with Section 9.08 of the Credit Agreement) on or prior to the Second Amendment Effective Date.

3.             New Lenders and Reallocation of Revolving Facility Commitments.  The Lenders hereby agree to reallocate the Revolving Facility Commitments, the Revolving Facility Percentages and aggregate Revolving Facility Credit Exposures and to, among other things, (a) allow certain financial institutions identified by Wells Fargo Securities, LLC, in consultation with the Borrower, to become parties to the Credit Agreement as Lenders (each, a “Second Amendment New Lender”) by acquiring an interest in the Revolving Facility Commitments, the Revolving Facility Percentages and aggregate Revolving Facility Credit Exposures and (b) to allow certain existing Lenders (the “Second Amendment Increasing Lenders” and together with the Second Amendment New Lenders, the “Second Amendment Lenders”) to increase their Revolving Facility Commitments, Revolving Facility Percentages and aggregate Revolving Facility Credit Exposures.  Each of the Administrative Agent and the Borrower hereby consent to (i) the reallocation of the Revolving Facility Commitments, the Revolving Facility Percentages and aggregate Revolving Facility Credit Exposures and (ii) each Second Amendment Lender’s acquisition of an interest in or increase of, as applicable, the Revolving Facility Commitments, the Revolving Facility Percentages and aggregate Revolving Facility Credit Exposures.  The assignments by the existing Lenders necessary to effect the reallocation of the Revolving Facility Commitments, the Revolving Facility Percentages and aggregate Revolving Facility Credit Exposures and the assumptions by the Second Amendment Lenders necessary for such Second Amendment Lenders to acquire or increase such interests are hereby consummated pursuant to the terms and provisions of this Section 3 and of Section 9.04(b) of the Credit Agreement, and each Lender, including the Second Amendment Lenders, is deemed to have consummated such assignments and assumptions pursuant to the terms, provisions and representations of the Assignment and Assumption attached as Exhibit A to the Credit Agreement as if each Lender, including the Second Amendment Lenders, had executed and delivered an Assignment and Assumption (with the Effective Date, as defined therein, being the Second Amendment Effective Date); provided that the Administrative Agent hereby waives the $3,500 processing and recordation fee set forth in Section 9.04(b)(v) of the Credit Agreement with respect to the assignments and assumptions contemplated by this Section 3; provided further that any Second Amendment New Lender that is a Non-U.S. Lender shall have delivered to the Borrower (with a copy to the Administrative Agent) the documentation required pursuant to Section 2.17(e) of the Credit Agreement.  On the Second Amendment Effective Date and after giving effect to such assignments and assumptions, the Revolving Facility Percentage and Revolving Facility Commitment of each Lender shall be as set forth on Annex I to this Amendment.  Each Lender hereby consents and agrees to the Revolving Facility Percentage and Revolving Facility Commitment set forth on Annex I to this Amendment.  Each Swingline Lender and each Issuing Bank hereby consents and agrees to the Revolving Facility Percentage and Revolving Facility Commitment set forth on Annex I to this Amendment.  To the extent requested by any Lender, and in accordance with Section 2.16 of the Credit Agreement, the Borrower shall pay to such Lender, within the time period prescribed by Section 2.16 of the Credit Agreement, any amounts required to be paid by Borrower under Section 2.16 of the Credit Agreement in the event the payment of any principal of any Eurodollar Loan or the conversion of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto is required in connection with the reallocation contemplated by this Section 3.  Notwithstanding any provision in Section 9.04(b) to the contrary, all parties hereto agree that the assignments and assumptions provided for in this Section 3 have been approved and consented to by all such parties and are effective as provided herein and in the event of any conflict between this Section 3 and Section 9.04(b) of the Credit Agreement, the terms and provisions of this Section 3 shall control.

4.             Representations and Warranties.  Each Loan Party represents and warrants to the Administrative Agent and each of the Lenders that:

(a)   all of the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) on and as of the Second Amendment Effective Date except to the extent that such representations and warranties expressly relate solely to an earlier date in which case they shall have been true and correct in all material respects as of such earlier date, except that the representations and warranties contained in Section 3.05 of the Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 5.04(a) and (b) of the Credit Agreement, respectively;

(b)   no Default or Event of Default has occurred and is continuing as of the Second Amendment Effective Date under any Loan Document;

(c)   this Amendment is within such Loan Party’s organizational powers and has been duly authorized by all necessary organizational action on the part of such Loan Party;

(d)   this Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing; and

(e)   this Amendment will not violate any applicable law in any material respect, will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Loan Party or its property, or give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect.

5.             Ratification.  Except as expressly amended hereby, the Loan Documents shall remain in full force and effect.  The Credit Agreement and the Collateral Agreement, each as hereby amended, and all rights and powers created thereby or thereunder and under the other Loan Documents are in all respects ratified and confirmed and remain in full force and effect.

6.             Reaffirmation of Collateral Documents.  In connection with the increase of the Revolving Facility Commitments, each of the entities listed on Exhibit A hereto (each such entity being referred to hereinafter individually as a “Loan Party” and collectively, the “Loan Parties”), as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Loan Party grants Liens or security interests or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the Collateral Documents heretofore executed and delivered in connection with or pursuant to the Credit Agreement (as such Collateral Documents may have been heretofore, or are hereby, amended, restated, supplemented or otherwise modified) including, without limitation, the Collateral Documents described in Exhibit B hereto, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under such Collateral Documents to which it is a party, (b) to the extent such Loan Party granted Liens on or security interests in any of its properties pursuant to such Collateral Documents, hereby ratifies and reaffirms such grant of security and confirms that such Liens and security interests continue to secure the Secured Obligations (as defined in the Collateral Agreement) thereunder and (c) to the extent such Loan Party guaranteed, was joint or severally liable, or provided other accommodations with respect to, the Obligations or any portion thereof, hereby ratifies and reaffirms such guaranties, liabilities and other accommodations.

7.             Definitions and References.  Any term used in this Amendment that is defined in the Credit Agreement shall have the meaning therein ascribed to it.  The terms “Agreement” and “Credit Agreement” as used in the Loan Documents or any other instrument, document or writing furnished to the Administrative Agent, the Collateral Agent or the Lenders by the Borrower and referring to the Credit Agreement shall mean the Credit Agreement as hereby amended.

8.             Miscellaneous.  This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the Lenders and their respective successors and assigns (provided, however, no party may assign its rights hereunder except in accordance with the Credit Agreement); (b) may be modified or amended only in accordance with the Credit Agreement; (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement; and (d) TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER.  Delivery of an executed counterpart of a signature page to this Amendment by telecopy or as an attachment to an email shall be effective as delivery of a manually executed counterpart of this Amendment.

9.             Loan Document.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender, the Administrative Agent or the Collateral Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a Loan Document.

10.          Governing Law.   This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Pages Follow]

The parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

SUMMIT MIDSTREAM HOLDINGS, LLC

By:	/s/ Matthew S. Harrison
	Name:	Matthew S. Harrison
	Title:	Executive Vice President

GUARANTORS:

SUMMIT MIDSTREAM PARTNERS, LP

By:	SUMMIT MIDSTREAM GP, LLC,
its general partner

By:	/s/ Matthew S. Harrison
	Name:	Matthew S. Harrison
	Title:	Executive Vice President

DFW MIDSTREAM SERVICES LLC

SUMMIT MIDSTREAM FINANCE CORP.

GRAND RIVER GATHERING, LLC

RED ROCK GATHERING COMPANY, LLC

BISON MIDSTREAM, LLC

POLAR MIDSTREAM, LLC

EPPING TRANSMISSION COMPANY, LLC

By:	/s/ Matthew S. Harrison
	Name:	Matthew S. Harrison
	Title:	Executive Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ Alan W. Wray
Name:	Alan W. Wray
Title:	Managing Director